UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
SCHEDULE 13G/A
Under the Securities Exchange Act of 1934
(Amendment No. 2)*

AT HOME GROUP INC.
(Name of Issuer)
Common Stock, par value $0.01 per share
(Title of Class of Securities)
04650Y 100
(CUSIP Number)
December 31, 2018
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐  Rule 13d-1(b)
☐ Rule 13d-1(c)
☒ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 04650Y100	13G/A

1	NAMES OF REPORTING PERSONS
AEA Investors 2006 Fund L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,716,923 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,716,923 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,716,923 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	See Item 4 below.
(2)	Based on 63,609,684 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 04650Y100	13G/A

1	NAMES OF REPORTING PERSONS
AEA Investors LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
8,819,581 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
8,819,581 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,819,581 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
13.9% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	See Item 4 below.
(2)	Based on 63,609,684 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 04650Y100	13G/A

1	NAMES OF REPORTING PERSONS
GRD Holding LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
8,046,154 (1)(2)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
8,046,154 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,046,154 (1)(2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12.6% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	See Item 4 below.
(2)	Excludes 6,293,997 shares of common stock owned by other parties to the agreements described in Item 8 below. See Items 4 and 8 below.
(3)	Based on 63,609,684 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 04650Y100	13G/A

1	NAMES OF REPORTING PERSONS
GRD Holding GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
8,046,154 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
8,046,154 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,046,154 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12.6% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	See Item 4 below.
(2)	Based on 63,609,684 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 04650Y100	13G/A

1	NAMES OF REPORTING PERSONS
GRD Holding-A LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
773,427 (1)(2)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
773,427 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
773,427 (1)(2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.2% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	See Item 4 below.
(2)	Excludes 6,293,997 shares of common stock owned by other parties to the agreements described in Item 8 below. See Items 4 and 8 below.
(3)	Based on 63,609,684 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 04650Y100	13G/A

1	NAMES OF REPORTING PERSONS
GRD Holding-A LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
773,427 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
773,427 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
773,427 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.2% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	See Item 4 below.
(2)	Based on 63,609,684 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 04650Y100	13G/A

1	NAMES OF REPORTING PERSONS
GRD Holding AEA LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,716,923 (1)(2)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,716,923 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,716,923 (1)(2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.7% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	See Item 4 below.
(2)	Excludes 6,293,997 shares of common stock owned by other parties to the agreements described in Item 8 below. See Items 4 and 8 below.
(3)	Based on 63,609,684 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 04650Y100	13G/A

1	NAMES OF REPORTING PERSONS
AEA Investors 2006 Participant Fund LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,716,923 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,716,923 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,716,923 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	See Item 4 below.
(2)	Based on 63,609,684 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 04650Y100	13G/A

1	NAMES OF REPORTING PERSONS
AEA Investors 2006 QP Participant Fund LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,716,923 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,716,923 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,716,923 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	See Item 4 below.
(2)	Based on 63,609,684 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 04650Y100	13G/A

1	NAMES OF REPORTING PERSONS
AEA Investors 2006 Fund II L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,716,923 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,716,923 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,716,923 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	See Item 4 below.
(2)	Based on 63,609,684 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 04650Y100	13G/A

1	NAMES OF REPORTING PERSONS
AEA Investors 2006 PF LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,716,923 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,716,923 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,716,923 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	See Item 4 below.
(2)	Based on 63,609,684 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 04650Y100	13G/A

1	NAMES OF REPORTING PERSONS
AEA Management LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,716,923 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,716,923 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,716,923 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	See Item 4 below.
(2)	Based on 63,609,684 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 04650Y100	13G/A

1	NAMES OF REPORTING PERSONS
AEA Investors Partners 2006 L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,716,923 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,716,923 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,716,923 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	See Item 4 below.
(2)	Based on 63,609,684 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 04650Y100	13G/A

1	NAMES OF REPORTING PERSONS
AEA Management (Cayman) Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,716,923 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,716,923 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,716,923 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)	See Item 4 below.
(2)	Based on 63,609,684 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 04650Y100	13G/A

1	NAMES OF REPORTING PERSONS
John L. Garcia

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
10,536,504 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
10,536,504 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10,536,504 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
16.6% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

(1)	See Item 4 below.
(2)	Based on 63,609,684 shares of common stock outstanding as of December 31, 2018.

Item 1 (a).  Name of Issuer:

At Home Group Inc.

Item 1 (b).  Address of Issuer’s Principal Executive Offices:

1600 East Plano Parkway, Plano, Texas 75074, USA

Item 2 (a).  Name of Person Filing:

This Schedule 13G/A is being filed on behalf of the following persons (collectively, the “Reporting Persons”):*

(i)	AEA Investors Partners 2006 L.P.;
(ii)	AEA Investors LP;
(iii)	GRD Holding LP;
(iv)	GRD Holding GP LLC;
(v)	GRD Holding-A LP;
(vi)	GRD Holding-A LLC;
(vii)	GRD Holding AEA LLC;
(viii)	AEA Investors 2006 Participant Fund LP;
(ix)	AEA Investors 2006 QP Participant Fund LP;
(x)	AEA Investors 2006 Fund L.P.;
(xi)	AEA Investors 2006 Fund II L.P.;
(xii)	AEA Investors 2006 PF LLC;
(xiii)	AEA Management LLC;
(xiv)	AEA Management (Cayman) Ltd.; and
(xv)	Dr. John L. Garcia

The Reporting Persons entered into a joint filing agreement, dated as of February 14, 2017, a copy of which was filed as Exhibit 99.1 to the Schedule 13G, filed by the Reporting Persons on February 14, 2017, pursuant to which such Reporting Persons have agreed to file this statement jointly in accordance with the provisions of 13d-1(k)(1) under the Securities Act of 1934.

*Neither the present filing nor anything contained herein shall be construed as an admission that two or more Reporting Persons constitute a “person” for any purposes other than Section 13(d) of the Securities Exchange Act of 1934, as amended.

Item 2 (b).  Address of Principal Business Office or, if none, Residence:

The address for each of:

AEA Investors 2006 Fund L.P.
AEA Investors 2006 Fund II L.P.
AEA Investors Partners 2006 L.P.
AEA Management (Cayman) Ltd.

is P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

The address for each of:

AEA Investors LP
GRD Holding LP
GRD Holding GP LLC
GRD Holding-A LP
GRD Holding-A LLC
GRD Holding AEA LLC
AEA Investors 2006 Participant Fund LP
AEA Investors 2006 QP Participant Fund LP
AEA Investors 2006 PF LLC
AEA Management LLC
Dr. John L. Garcia

is c/o AEA Investors LP, 666 Fifth Avenue, 36th Floor, New York, NY 10103, USA.

Item 2 (c).  Citizenship:

Citizenship is set forth in Row 4 of the cover page for each of the Reporting Persons and is incorporated herein by reference for each of the Reporting Persons.
Item 2 (d).  Title of Class of Securities:

Common Stock, par value $0.01 per share.

Item 2 (e).  CUSIP Number:

04650Y100

Item 3.

Not applicable as this Schedule 13G/A is filed pursuant to Rule 13d-1(d) under the Securities Exchange Act of 1934.

Item 4.       Ownership:

The information required by Items 4(a)-4(c) is set forth in Rows 5-11 of the cover page for each of the Reporting Persons and is incorporated herein by reference for each of the Reporting Persons.  As of December 31, 2018, each of the Reporting Persons beneficially owned the number and percentage of issued and outstanding shares of common stock of At Home Group Inc. (the “Company”) listed opposite its or his name:

Reporting Person	Number of Shares Beneficially Owned(a)	Percent of Class(b)

AEA Investors 2006 Fund L.P.	0(c)	0%
GRD Holding LP	8,046,154(d)	12.6%
AEA Investors LP	0(d)(e)	0%
GRD Holding GP LLC	0(d)	0%
GRD Holding-A LP	773,427(e)	1.2%
GRD Holding-A LLC	0(e)	0%
GRD Holding AEA LLC	1,716,923(c)	2.7%
AEA Investors 2006 Participant Fund LP	0(c)	0%
AEA Investors 2006 QP Participant Fund LP	0(c)	0%
AEA Investors 2006 Fund II L.P.	0(c)	0%
AEA Investors 2006 PF LLC	0(c)	0%
AEA Management LLC	0(c)	0%
AEA Investors Partners 2006 L.P.	0(c)	0%
AEA Management (Cayman) Ltd.	0(c)	0%
John L. Garcia	0(f)	0%

(a)
Excludes (i) 924,692 shares of common stock of the Company held of record by SPH GRD Holdings, LLC (“Starr”), (ii) 4,970,641 shares of common stock of the Company held of record by Starr Investment Fund II, LLC (“Starr II”) and 398,664 shares of common stock of the Company held by SPH CAV I, LLC (“SPH CAV”), each of which is a party to certain agreements described in Item 8 below, and with respect to which certain of the Reporting Persons may be deemed to have or share voting control. The Reporting Persons disclaim beneficial ownership of the shares of common stock held by Starr, Starr II and SPH CAV. See Item 8 below.

(b)	Based on 63,609,684 shares of common stock outstanding as of December 31, 2018.

(c)
GRD Holding AEA LLC, which is the holder of record of 1,716,923 shares of common stock, is a limited liability company whose members are AEA Investors 2006 Participant Fund LP, AEA Investors 2006 QP Participant Fund LP, AEA Investors 2006 Fund L.P. and AEA Investors 2006 Fund II L.P.  The general partner of each of AEA Investors 2006 Participant Fund LP and AEA Investors 2006 QP Participant Fund LP is AEA Investors 2006 PF LLC, whose sole member is AEA Management LLC. The general partner of each of AEA Investors 2006 Fund L.P. and AEA Investors 2006 Fund II L.P. is AEA Investors Partners 2006 L.P., whose general partner is AEA Management (Cayman) Ltd.  Each of AEA Investors 2006 Participant Fund LP, AEA Investors 2006 QP Participant Fund LP, AEA Investors 2006 Fund L.P., AEA Investors 2006 Fund II L.P., AEA Investors 2006 PF LLC, AEA Management LLC, AEA Investors Partners 2006 L.P. and AEA Management (Cayman) Ltd. may be deemed to share beneficial ownership of the shares of the Company’s common stock held of record by GRD Holding AEA LLC, but each disclaims beneficial ownership of such shares, as well as of the shares held of record by GRD Holding LP and GRD Holding-A LP.

(d)
GRD Holding LP, which is the holder of record of 8,046,154 shares of common stock, is a limited partnership whose general partner is GRD Holding GP LLC, whose sole member is AEA Investors LP.  Each of GRD Holding GP LLC and AEA Investors LP may be deemed to share beneficial ownership of the shares of the Company’s common stock held of record by GRD Holding LP, but each disclaims beneficial ownership of such shares, as well as of the shares held of record by GRD Holding-A LP and GRD Holding AEA LLC.

(e)
GRD Holding-A LP, which is the holder of record of 773,427 shares of common stock, is a limited partnership whose general partner is GRD Holding-A LLC, whose sole member is AEA Investors LP. Each of GRD Holding-A LLC and AEA Investors LP may be deemed to share beneficial ownership of the shares of the Company’s common stock held of record by GRD Holding-A LP, but each disclaims beneficial ownership of such shares, as well as of the shares held of record by GRD Holding LP and GRD Holding AEA LLC.

(f)
Dr. John L. Garcia is the chairman and chief executive officer of AEA Investors LP, the sole member of AEA Management LLC and the sole stockholder and director of AEA Management (Cayman) Ltd.  Dr. Garcia may be deemed to share beneficial ownership of the shares of the Company’s common stock held of record by GRD Holding LP, GRD Holding-A LP and GRD Holding AEA LLC, but Dr. Garcia disclaims beneficial ownership of such shares.

Item 5.       Ownership of Five Percent or Less of a Class:

Not applicable.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.       Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not applicable.

Item 8.       Identification and Classification of Members of the Group:

Each of GRD Holding LP, GRD Holding-A LP and GRD Holding AEA LLC (collectively, the “AEA Funds”) is a party to a Second Amended and Restated Stockholders’ Agreement, dated as of July 22, 2016 (the “Stockholders Agreement”), among the Company, Starr and Starr II (Starr and Starr II, collectively, the “Starr Funds”). The AEA Funds, the Starr Funds and SPH CAV have also agreed to coordinate certain private sales. The AEA Funds may be deemed to have or share voting power over the 924,692 shares held of record by Starr, the 4,970,641 shares held of record by Starr II and the 398,664 shares held by SPH CAV; however, the AEA Funds disclaim beneficial ownership of such shares.

The aggregate number of shares of common stock beneficially owned collectively by the AEA Funds, Starr Funds and SPH CAV, based on available information, is approximately 16,830,501 shares, which represents approximately 26.5% of the outstanding common stock of the Company. The AEA Funds disclaim beneficial ownership of any shares of common stock held by the Starr Funds or SPH CAV.

Item 9.       Notice of Dissolution of Group:

Not applicable.

Item 10.       Certification:

Not applicable.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2019

AEA INVESTORS 2006 FUND L.P.

By:	AEA Investors Partners 2006 L.P., its general partner

By:	AEA Management (Cayman) Ltd., its general partner

By:	/s/ Barbara L. Burns
Name: Barbara L. Burns
Title: Vice President

AEA INVESTORS LP

By:	/s/ Barbara L. Burns
Name: Barbara L. Burns
Title: Vice President

GRD HOLDING GP LLC

By:	/s/ Barbara L. Burns
Name: Barbara L. Burns
Title: Vice President

GRD HOLDING-A LLC

By:	/s/ Barbara L. Burns
Name: Barbara L. Burns
Title: Vice President and Secretary

GRD HOLDING-A LP

By:	GRD Holding-A LLC, its general partner

By:	/s/ Barbara L. Burns
Name: Barbara L. Burns
Title: Vice President and Secretary

GRD HOLDING LP

By:	GRD Holding GP LLC, its general partner

By:	/s/ Barbara L. Burns
Name: Barbara L. Burns
Title: Vice President

GRD HOLDING AEA LLC

By:	/s/ Barbara L. Burns
Name: Barbara L. Burns
Title: Vice President

AEA INVESTORS 2006 PARTICIPANT FUND LP

By:	AEA Investors 2006 PF LLC, its general partner

By:	/s/ Barbara L. Burns
Name: Barbara L. Burns
Title: Vice President

AEA INVESTORS 2006 QP PARTICIPANT FUND LP

By:	AEA Investors 2006 PF LLC, its general partner

By:	/s/ Barbara L. Burns
Name: Barbara L. Burns
Title: Vice President

AEA INVESTORS 2006 FUND II L.P.

By:	AEA Investors Partners 2006 L.P., its general partner

By:	AEA Management (Cayman) Ltd., its general partner

By:	/s/ Barbara L. Burns
Name: Barbara L. Burns
Title: Vice President

AEA INVESTORS 2006 PF LLC

By:	/s/ Barbara L. Burns
Name: Barbara L. Burns
Title: Vice President

AEA MANAGEMENT LLC

By:	/s/ Barbara L. Burns
Name: Barbara L. Burns
Title: Vice President and Secretary

AEA INVESTORS PARTNERS 2006 L.P.

By:	AEA Management (Cayman) Ltd., its general partner

By:	/s/ Barbara L. Burns
Name: Barbara L. Burns
Title: Vice President

AEA MANAGEMENT (CAYMAN) LTD.

By:	/s/ Barbara L. Burns
Name: Barbara L. Burns
Title: Vice President

JOHN L. GARCIA

By:	/s/ Barbara L. Burns, attorney-in-fact
Name: John L. Garcia

INDEX TO EXHIBITS

Exhibit No.	Exhibit
99.1	Joint Filing Agreement (incorporated by reference to Exhibit 99.1 to the Schedule 13G filed by the Reporting Persons on February 14, 2017 (File No. 005-89876))
99.2	Power of Attorney (incorporated by reference to Exhibit 99.2 to the Schedule 13G filed by the Reporting Persons on February 14, 2017 (File No. 005-89876))